Exhibit 5.5

(TORYS LOGO)
237 Park Avenue New York, New York
10017.3142

TEL 212.880.6000 FAX 212.682.0200

www.torys.com

December 16, 2008

Thomson Reuters Corporation
Thomson Reuters PLC
3 Times Square
New York, New York 10036

Ladies and Gentlemen:

RE: THOMSON REUTERS CORPORATION REGISTRATION STATEMENT ON FORM F-9 and
THOMSON REUTERS PLC REGISTRATION STATEMENT ON FORM F-3

We hereby consent to the references to our firm name in the prospectus filed as part of the registration statement on Form F-9 by Thomson Reuters Corporation and the registration statement on Form F-3 by Thomson Reuters PLC. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Sincerely,
/s/ TORYS LLP